EXHIBITS TO BE FILED BY EDGAR




Exhibit:

         D-2      -Copy of Order dated December 15, 1993 of PaPUC.

         I        - Current GPUS Organizational Structure.

         J        - GPUS Structure following consolidation.

         K        - FERC Legal Analysis (Inventory).

         L        - Description of SAP System.

         M        - Public Utility Legal Analysis.